INDEMNITY ESCROW AGREEMENT

     THIS INDEMNITY ESCROW AGREEMENT ("AGREEMENT") is made and entered into this 10th day of July, 2003 by and among (i) O2Diesel Corporation, a Washington corporation ("O2DIESEL"), (ii) AAE Technologies International PLC, a corporation governed by the laws of the Republic of Ireland (the "COMPANY"), (iii) each of the shareholders of the Company listed on Schedule A attached hereto (the "MAJOR
                                          ----------
SHAREHOLDERS"), (iv) Cairan Desmond or a partner in McGuire Desmond, as the representative of all of the shareholders of the Company accepting the recommended offer dated June 18, 2003 by O2Diesel (the "STOCKHOLDERS' REPRESENTATIVE"), and (v) Comerica Bank (the "ESCROW AGENT"). O2DIESEL, the Company, the Major Shareholders and the Stockholders' Representative are sometimes hereinafter referred to collectively as the "INDEMNIFICATION PARTIES."

                              B A C K G R O U N D:

     WHEREAS, O2DIESEL has commenced an offer to acquire all of the issued and outstanding ordinary shares of the Company in exchange for 18,000,000 shares of common stock of O2DIESEL (the "O2DIESEL EXCHANGE SHARES") pursuant to the terms set forth in the Recommended Acquisition Offer Document dated 16 June 2003 (the "SHARE EXCHANGE OFFER");

     WHEREAS, the board of the Company has recommended that the shareholders of the Company (collectively, the "STOCKHOLDERS") accept the Share Exchange Offer;

     WHEREAS, as a condition to closing of the Share Exchange Offer, O2DIESEL, the Company and the Major Shareholders were required to enter into that certain Support Agreement, dated as of June 17, 2003 (the "SUPPORT AGREEMENT"), pursuant to which the Company and the Major Shareholders agreed to indemnify and hold O2DIESEL, its directors, officers, employees, agents, representatives and other affiliates of O2DIESEL harmless in respect to any claim, demand, action, cause of action, damage, loss, cost, liability or expense arising out of certain breaches of representations, warranties and covenants of the Company and/or the Major Shareholders under Section 6.1 of the Support Agreement (the "INDEMNIFICATIONS");

     WHEREAS, under the terms of the Share Exchange Offer, (i) ten percent (10%) of all of the O2DIESEL Exchange Shares issued to the Stockholders pursuant to the Share Exchange Offer and any compulsory offer contemplated in connection with the Share Exchange Offer (collectively, the "GENERAL ESCROWED SHARES") and
(ii) one hundred percent (100%) of the O2DIESEL Exchange Shares issued to the Major Shareholders (collectively, the "MAJOR SHAREHOLDER ESCROWED SHARES") are required to be placed into escrow (the "ESCROW") pursuant to the terms of this Indemnity Escrow Agreement to secure payment of the Indemnifications on behalf of the Company and the Major Shareholders; and

     WHEREAS, Section 6.10 of the Support Agreement requires that (a) promptly following the Closing of the Share Exchange Offer and any subsequent compulsory offer contemplated in connection with the Share Exchange Offer, O2DIESEL shall deliver to the Escrow Agent for deposit into the Escrow (i) the General Escrowed Shares for the benefit of each of the Stockholders, and (ii) the Major Shareholder Escrowed Shares for the benefit of each of the Major Shareholders, and (b) thereafter, O2DIESEL shall deliver to the Escrow Agent for deposit into the Escrow any cash and non-cash dividends and other property at any time received or otherwise distributed on, in respect of or in exchange for any or all of the foregoing, all securities hereafter issued in substitution for any of the foregoing, all certificates and instruments representing or evidencing such securities, all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interest, privileges and preferences appertaining or incident to the General Escrowed Shares and the Major Shareholder Escrowed Shares (collectively, the "DISTRIBUTIONS")(General Escrowed Shares, the Major Shareholder Escrowed Shares and the Distributions are collectively referred to as the "ESCROW PROPERTY"),

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and in the Support Agreement and the terms and conditions set forth in the Share Exchange Offer, and intending to be legally bound hereby, the parties agree as follows:

1.   Deposit and Escrow Periods.  (a) The Indemnification Parties agree and
     --------------------------
acknowledge that (i) promptly following the Closing of the Share Exchange Offer and any subsequent compulsory offer contemplated in connection with the Share Exchange Offer, O2DIESEL shall deliver to the Escrow Agent for deposit into the Escrow (A) the General Escrowed Shares for the benefit of each of the Stockholders, and (B) the Major Shareholder Escrowed Shares for each of the Major Shareholders, and (ii) thereafter, O2DIESEL shall deliver to the Escrow Agent for deposit into the Escrow any Distributions.

     (b) Upon each deposit of Escrow Property, the Escrow Agent shall acknowledge receipt of stock certificates representing the General Escrowed Shares and the Major Shareholder Escrowed Shares, bearing a restrictive legend providing that the shares represented by such certificates may not be offered, sold, exchanged, transferred or otherwise disposed of prior to the expiration of the pledge of such shares and any Distributions delivered by O2DIESEL as collateral pursuant to the Support Agreement. The Escrow Agent shall hold the Escrow Property and shall administer the same in accordance with the terms of this Agreement.

     (c) The term of the Escrow for the General Escrowed Shares and any Distributions thereto shall be a period of one year commencing on the closing date of the Share Exchange Offer (the "GENERAL ESCROW PERIOD"). The term of the Escrow for the Major Shareholder Escrowed Shares and any Distributions thereto shall be a period of eighteen months commencing on the closing date of the Share Exchange Offer (the "ADDITIONAL ESCROW PERIOD").

2.   Stockholders' Representative.  In accordance with Section 6.1 of the
     ----------------------------
Support Agreement and in accordance with the terms of the Share Exchange Offer and the related Form of Acceptance and Authority, the Stockholders shall be bound by any and all actions taken by the Stockholders' Representative on their behalf.

     (a) O2DIESEL and the Escrow Agent shall be entitled to rely upon any communication or writing given or executed by the Stockholders' Representative. All communications or writings to be sent to the Stockholders pursuant to this Agreement may be addressed to the Stockholders' Representative and any communication or writing so sent shall be deemed notice to all of the Stockholders hereunder.

     (b) The Stockholders' Representative has been appointed and constitutes the true and lawful attorney-in-fact of each Stockholder, with full power in his/her/its name and on his/her/its behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholders' Representative, and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.

     (c) Notwithstanding the foregoing, the Stockholders' Representative shall inform each Stockholder of all notices received, and of all actions, decisions, notices and exercises of any rights, power or authority proposed to be done, given or taken by such Stockholders' Representative, and shall act as directed by the Stockholders holding a majority interest in the Escrow Property.

3.   Transfers of Escrow Property.
     ----------------------------

     (a) O2DIESEL may, by giving written notice (an "Indemnity Notice") to the Stockholders' Representative and the Escrow Agent, make a claim against the Escrow Property for any amounts claimed by it under Section 6.1 of the Support Agreement, at any time during the period for indemnification provided for in the Support Agreement (each such claim an "INDEMNIFICATION CLAIM"). Such Indemnity Notice shall contain such facts and information as are then reasonably available and the specific basis for the Indemnification Claim.

     (b) In the event that the Stockholders' Representative shall give written notice to O2DIESEL and the Escrow Agent that it objects on behalf of the Stockholders to a transfer of Escrow Property in respect of said claim(s) within seven (7) days following the date on which it receives the Indemnity Notice regarding such claim(s), then O2DIESEL and the Stockholders' Representative shall endeavor to settle and compromise the claims subject to the Indemnity Notice. If O2DIESEL and the Stockholders' Representative are unable to agree on any settlement or compromise, then the Escrow Agent shall not make any transfers of the Escrow Property except upon receipt of a written statement executed by O2DIESEL and the Stockholders' Representative evidencing their agreement to the amounts and directions in question or by reason of any non-appealable order or decree of a court of competent jurisdiction. The Escrow Agent shall take the action specified in notices signed by, and received from,

O2DIESEL and the Stockholders' Representative as soon as practical after its receipt thereof.

     (c) In the event that the Stockholders' Representative fails to give written notice to O2DIESEL and the Escrow Agent that it objects on behalf of the Stockholders to a transfer of Escrow Property in respect of said claim(s) within seven (7) days following the date on which the Stockholders' Representative receives the Indemnity Notice regarding such claim(s), at the end of such period the Escrow Agent shall promptly transfer to O2DIESEL as directed by such Indemnity Notice from the Escrow Property (to the extent that the Escrow Property is sufficient therefor) an amount that has an aggregate value equal to the final amount of the claim. During the General Escrow Period, each amount so transferred shall be drawn from each Stockholder from the General Escrowed Shares on a pro rata basis (based upon such Stockholder's proportionate share of the General Escrowed Shares), rounded up to the nearest whole share. During the Additional Escrow Period, each amount so transferred shall be drawn from each Major Shareholder from the Major Shareholder Escrowed Shares on a pro rata basis (based upon such Stockholder's proportionate share of the Major Shareholder Escrowed Shares), rounded up to the nearest whole share.

     (d) The General Escrowed Shares shall be transferred to the Stockholders in accordance with their respective interests within thirty (30) days following the expiration of the General Escrow Period if (i) all Escrow Property has not previously been transferred to O2DIESEL in accordance with
Section 3(b) hereof with respect to each Indemnity Notice which has been given by O2DIESEL as of the expiration of the General Escrow Period or (ii) no Indemnity Notice has been given by O2DIESEL as of the expiration of the General Escrow Period; provided however, that the General Escrowed Shares deposited into
               ----------------
Escrow for the benefit of any Major Shareholder shall remain in Escrow as Major Shareholder Escrowed Shares for the duration of the Additional Escrow Period. The Major Shareholder Escrowed Shares shall be transferred to the Major Shareholders in accordance with their respective interests within thirty (30) days following the expiration of the Additional Escrow Period if (i) all Escrow Property has not previously been transferred to O2DIESEL in accordance with
Section 3(b) hereof with respect to each Indemnity Notice which has been given by O2DIESEL as of the expiration of the Additional Escrow Period or (ii) no Indemnity Notice has been given by O2DIESEL as of the expiration of the Additional Escrow Period. If O2DIESEL has made any claim against the Escrow Property to which the Stockholders' Representative has timely objected and which remains outstanding as of the expiration of the General Escrow Period or the Additional Escrow Period, as applicable, no Escrow Property shall be transferred to the Stockholders or the Major Shareholders, as applicable, until such time as any such claim has been resolved in accordance with the provisions of this
Section 3; provided, however, that if the amount of the claim is not disputed by
           -----------------
the Stockholders' Representative, and if such amount is less than the balance then remaining of the Escrow Property, then the balance of the Escrow Property not subject to such claim shall be transferred as provided in the first sentence of this Section 3(e).

     (e) Notwithstanding the other provisions of this Section 3, the Escrow Agent shall release and distribute the Escrow Property to the Indemnification Parties pursuant to any written instructions executed by all of the Indemnification Parties or by reason of any non-appealable order or decree by a court of competent jurisdiction.

4.   Income and Investments.
     ----------------------

     (a)     Treatment of Earnings.  All income earned on the Escrow Property,
             ---------------------
after payment of expenses incurred or taxes incurred in connection therewith (the "INVESTMENT PROCEEDS"), shall be deemed to be a part of the Escrow Property for any and all purposes hereunder. The Investment Proceeds shall be allocated for income tax purposes to the parties hereto on the basis of actual distribution of the Escrow Property. Subject to the reasonable discretion of the Escrow Agent, the Escrow Agent shall provide the Stockholders' Representative with a quarterly accounting of earnings and an annual statement in accordance with the respective interests of the Stockholders and/or the Major Shareholders.

     (b)     Permissible Investments.  The Escrow Agent shall invest any cash
             -----------------------
funds constituting the Escrow Property at the written direction of O2DIESEL and the Stockholders' Representative in United States Treasury obligations or in one or more mutual funds invested solely in United States Treasury obligations.

5.   Dividends:  Voting; Dispositive Authority.
     -----------------------------------------

     (a)     Dividends.  Any dividends declared and paid, and any distributions
             ---------
made with respect to, the General Escrow Shares and the Major Escrow Shares shall be delivered to the Escrow Agent and shall be held and transferred by the Escrow Agent in the same manner that the Escrow Shares are held and transferred hereunder. All such dividends and distributions made in shares of the common stock of O2DIESEL shall be deemed to be General Escrow Shares and the Major Escrow Shares, as applicable, for any and all purposes hereunder.

     (b)     Voting.  The Stockholders shall be entitled to vote the General
             ------
Escrow Shares and the Major Escrow Shares, as applicable, held by the Escrow Agent as their nominee in accordance with their respective interests therein on all matters submitted to a vote of the stockholders of O2DIESEL during the term of this Agreement but shall not be entitled to exercise any investment or dispositive powers over the Escrow Shares.

     (c)     Dispositive Authority.  Each Stockholder shall retain dispositive
             ---------------------
authority with respect to the General Escrow Shares and the Major Escrow Shares, as applicable, provided that such disposition shall be on bona fide arms-length terms, in compliance with applicable law and in compliance with the terms of the Share Exchange Offer, and any proceeds of disposition shall be delivered to and retained by the Escrow Agent as Escrow Property; and provided further, that without the prior written consent of O2DIESEL, such Escrow Shares may not be sold at a net price per share less than $1.50. The Stockholders and O2DIESEL shall cooperate reasonably to take such action as is reasonably necessary to permit and facilitate any such sale and delivery of proceeds. In connection therewith, the Escrow Agent shall only be required to act upon joint instructions signed by the applicable Stockholder(s) and O2DIESEL.

6.   Fees of Escrow Agent.
     --------------------

     (a)     Ordinary Escrow Service Fees.  It is understood that fees and usual
             ----------------------------
charges in the amount of $___________________ are agreed upon for services of Escrow Agent and shall be considered compensation for ordinary services as contemplated by this Agreement. The reasonable fees of and the reasonable expenses incurred by the Escrow Agent in connection with carrying out its ordinary escrow services as contemplated hereunder shall be paid by O2DIESEL.

     (b)     Extraordinary Service Fees.  In the event that the conditions of
             --------------------------
this Agreement are not promptly fulfilled, or if Escrow Agent renders any service not provided for in this Agreement at the joint request of O2DIESEL and Stockholders' Representative, or if the Indemnification Parties request a substantial modification of its terms, or if any controversy arises, or if Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter (each case, an "EXTRAORDINARY SERVICE"), Escrow Agent shall be reasonably compensated for such Extraordinary Services and reimbursed for all costs, reasonable attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation, and Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by Escrow Agent in this escrow until such compensation, fees, costs, and expenses are paid. The Indemnification Parties jointly and severally promise to pay these sums in connection with Extraordinary Services upon demand, which sums shall be borne equally by O2DIESEL and the Stockholders (as a group).

7.   Rights and Duties of the Escrow Agent.
     -------------------------------------

     (a) The Escrow Agent shall have no implied duties and no obligation to take any action hereunder except for any action specifically provided by this Agreement to be taken by the Escrow Agent. The Escrow Agent shall have no responsibility or obligation of any kind in connection with this Agreement or the Escrow Property, and shall not be required to deliver the same or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, and make delivery of the Escrow Property as herein provided or by reason of any non-appealable order of a court of competent jurisdiction. The Escrow Agent shall not be liable to any party for any action taken or omitted to be taken hereunder or in connection herewith except for its own gross negligence or willful misconduct or breach of the specific provisions of this Agreement. The Escrow Agent may execute any of its duties hereunder by or through employees, agents and attorneys-in-fact.

     (b) O2DIESEL and the Stockholders hereby agree to jointly and severally indemnify, hold harmless and defend the Escrow Agent and its directors, officers, agents and employees (collectively, the "Indemnitees") from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and legal fees and expenses ("Losses"), that may be imposed on, incurred by or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which they are authorized to rely pursuant to the terms of this Agreement. In addition to and not in limitation of the immediately preceding sentence, O2DIESEL and the Stockholders also agree to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against the Indemnitees or any of them in connection with or arising out of the Escrow Agent's performance under this Agreement, provided the Indemnitees have not acted with gross negligence or engaged in willful misconduct. The provisions of this
Section 7(b) shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent for any reason.

     (c) The Escrow Agent shall have the right to resign after first having given the Indemnification Parties notice in writing of its intent to resign at least thirty (30) days in advance. At the expiration of such thirty (30) days, the Escrow Agent shall deliver the remaining Escrow Property to a successor Escrow Agent designated in writing by all of the Indemnification Parties. If the Indemnification Parties fail to designate a successor to the Escrow Agent within such time, the Escrow Agent shall, at the expense of the Indemnification Parties, institute a bill of interpleader as contemplated by Section 7(e)(ii) hereof. Any corporation or association into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all the corporate trust business of the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent under this Agreement without further act.

     (d) The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents and assume the genuineness of any notice which is given to the Escrow Agent in proper form pursuant to this Agreement and reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person, without the necessity of the Escrow Agent verifying the truth or accuracy thereof. The Escrow Agent shall not be obligated to investigate or in any way determine whether O2DIESEL is entitled to indemnification under the Support Agreement or the proper amount of any such indemnification.

     (e) Should any controversy arise between or among the Indemnification Parties or any other person, firm or entity with respect to this Agreement, the Escrow Property or any part thereof, or the right of any party or other person to receive the Escrow Property, or should the Indemnification Parties fail to designate another Escrow Agent as provided in Section 7(c) hereof, or if the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right (but not the obligation) to (i) withhold delivery of the Escrow Property until the controversy is resolved and/or (ii) institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties hereto (the right of the Escrow Agent to institute such bill of interpleader shall not, however, be deemed to modify the manner in which Escrow Agent is entitled to make transfers from the Escrow Property as hereinabove set forth other than to tender the Escrow Property into the possession and control of such court).

8.   Term.  This Agreement shall continue in full force and effect until all
     ----
Escrow Property has been transferred in accordance with Section 3 hereof.

9.   Miscellaneous.
     -------------

     (a)     Time Periods.  For purposes of computing time periods hereunder,
             ------------
all references to "days" shall mean regular business days of the Escrow Agent. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday or bank holiday, such time shall be extended to the Escrow Agent's next business day.

     (b)     Legal Counsel.  The Escrow Agent may consult with its counsel or
             -------------
other counsel satisfactory to it with respect to any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any reasonable action taken, suffered or omitted by the Escrow Agent in good faith upon the advice of such counsel.

     (c)     Severability.  If one or more of the provisions contained herein
             ------------
shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     (d)     Survival of Indemnification.  Notwithstanding termination of this
             ---------------------------
Agreement, the provisions of Sections 7(a) and 9(b) shall remain in full force and effect for so long as the Escrow Agent may have any liability.

     (e)     Default.  Waiver of any default shall not constitute waiver of any
             -------
other or subsequent default.

     (f)     Notices.  All notices and other communications hereunder shall be
             -------
in writing (including wire, telefax or similar writing) and shall be delivered, addressed or telefaxed as follows:

          If to O2DIESEL:

               O2Diesel Corporation
               1650 - 2000 Burrard Street
               Vancouver, British Columbia V6C 3L6
               Attention: Eric Boehnke, President
               Fax: (604) 689-5320

          With a required copy to:

               Blake, Cassels & Graydon LLP
               Suite 2600, Three Bentall Centre
               Box 49314

               Vancouver, British Columbia V7X 1L3
               Attention: Geoff Belsher
               Fax: (604) 631-3309

          If to the Stockholders' Representative:

               Mr. Ciaran Desmond
               McGuire Desmond
               The Arch
               7 Father Mathews Quay
               Cork, DX2 053 Ireland
               Fax: +353 21 427 3033

          If to the Escrow Agent:

               Comerica Bank
               275 Battery Street
               San Francisco, California 94111
               Attention:  Larry Nelson
               Fax:  415-954-5033


Each such notice, request or other communication shall be given by hand delivery, by nationally recognized courier service or by telefax, receipt confirmed. Each such notice, request or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9(f) (or in accordance with the latest unrevoked written direction from such party); (ii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 9(f) (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received.

     (g)     Counterparts.  This Agreement may be executed in one or more
             ------------
counterparts, all of which shall be deemed one and the same agreement.

     (h)     Amendment.  This Agreement may not be amended or modified except by
             ---------
a written agreement signed by each of the parties hereto.

     (i)     Governing Law.  This Agreement shall be construed, enforced, and
             -------------
administered in accordance with the laws of the State of New York, without giving effect to any provision thereof that would compel the application of the substantive laws of any other jurisdiction.

     (j)     Defined Terms.  All defined terms used herein shall have the
             -------------
meanings herein defined or, if not defined herein, shall have the meanings ascribed to such terms in the Support Agreement.

     (k)     Entire Agreement.  This Agreement, the Support Agreement, the Share
             ----------------
Exchange Offer and the related Form of Acceptance and Authority constitute the entire agreement and understanding among O2DIESEL, the Company, the Stockholders, the Stockholders' Representative and the Escrow Agent and supersede any prior agreement and understanding relating to the subject matter of this Agreement.

                                  *     *     *

     IN WITNESS WHEREOF, this Indemnity Escrow Agreement has been executed by the parties as of the date first above written.

                                    O2DIESEL CORPORATION

                                    By:  /s/ Eric Boehnke
                                         --------------------------------------

                                    Name:  Eric Boehnke
                                    Title: President

                                    MAJOR SHAREHOLDERS:


                                    /s/  Anthony Dean-Smith
                                    -------------------------------------------
                                    Name: Anthony Dean-Smith


                                    Quarryside Ltd.

                                    By: /s/ Kevin J. Lavin
                                       ----------------------------------------

                                    Kevin J. Lavin
                                    -------------------------------------------
                                    Attorney-in-fact
                                    ----------------

                                    -------------------------------------------
                                    Name:  Quarryside Ltd.

                                    STOCKHOLDERS' REPRESENTATIVE:


                                    /s/ Illegible
                                    -------------------------------------------
                                    Illegible
                                    Pursuant to a power of attorney contained in
                                    written acceptances to a recommended offer
                                    dated 18 June 2003

                                    ESCROW AGENT:

                                    By:_________________________________________

                                    Name:_______________________________________

                                    Title:______________________________________

                        (Signature Page to Escrow Agent)

                                                                      Schedule A

                               MAJOR SHAREHOLDERS

           NAME                            MAJOR SHAREHOLDER ESCROWED SHARES
           ----                            ---------------------------------
Anthony Dean-Smith

Quarryside Ltd.


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